Exhibit 10.14
AMENDMENT AGREEMENT NO. 3
THIS AMENDMENT AGREEMENT NO. 3 (this “Amending Agreement”) is made as of April 15, 2026 among SVRE HOLDINGS LTD., as grantor (the “Grantor”), SERRA VERDE INTERNATIONAL TRADING COMPANY S.R.L., SERRA VERDE PESQUISA E MINERAҪÃO LTDA., SVRE MARKETING LTD., SERRA VERDE MINING LLC, SERRA VERDE MID MINING HOLDINGS LLC, SV MANAGEMENT SWITZERLAND AG, and SVRE UK LIMITED (collectively and together with the Grantor, the “Royalty Parties”), as grantor guarantors, OMF FUND III (F) LTD., as royalty holder (the “Royalty Holder”) and TMF CANADA INC., as collateral agent (the “Collateral Agent”).
WHEREAS:
A.    Reference is made to the royalty agreement (buyback) dated as of August 15, 2023 between the Royalty Parties, the Royalty Holder and the Collateral Agent (collectively, the “Parties”), as amended by amendment agreement no. 1, dated as of October 18, 2024 and amendment agreement no. 2, dated as of March 5, 2026 (as amended, supplemented and/or otherwise modified to the date hereof, the “Royalty Agreement”).
B.    The Parties wish to amend the Royalty Agreement on the terms and conditions set out herein.
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements contained in this Amending Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties hereto agree as follows:
Article 1
INTERPRETATION
1.1One Agreement. This Amending Agreement amends the Royalty Agreement. This Amending Agreement and the Royalty Agreement shall be read, interpreted, construed and have effect as, and shall constitute, one agreement with the same effect as if the amendments made by this Amending Agreement had been contained in the Royalty Agreement as of the date of this Amending Agreement.
1.2Defined Terms. In this Amending Agreement, unless something in the subject matter or context is inconsistent, all capitalized terms have the respective meanings given to them in the Royalty Agreement, as amended by this Amending Agreement (as amended, the “Amended Royalty Agreement”) and
(a)“Legal Reservations” means:
(a)the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;
(b)similar principles, rights and defences under the laws of any applicable jurisdiction;

(c)the fact that the courts of Brazil would solely recognize as valid, and enforceable against a Brazilian entity, without reconsideration of the merits thereof, any final and conclusive civil judgment rendered by a competent foreign court, if such judgment is previously confirmed by the Superior Court of Justice (Superior Tribunal de Justiça) of Brazil, such confirmation only occurring if such judgment: (i) complies with all formalities required for the enforcement thereof under the laws of the jurisdiction wherein it was issued; (ii) is issued by a competent court in such jurisdiction after valid service of process upon the parties to the action (such service to have been made under the authority of a court or the clerk of a court), or after sufficient evidence of the relevant defendant’s absence (revelia) has been given in accordance with the applicable law of such jurisdiction; (iii) is final and not subject to appeal in the jurisdiction in which was issued; (iv) is rendered for the payment of a sum that is certain; (v) is duly authenticated by the competent consular official of Brazil in the jurisdiction wherein it was issued or is duly apostilled in accordance with the Convention Abolishing the Requirement of Legalisation for Foreign Public Documents dated as of October 5, 1961, pursuant to Decree No. 8,660 dated as of January 29, 2016, and is accompanied by a translation thereof into the Portuguese language prepared by a sworn translator, except if such procedure has been exempted by an international treaty entered into by Brazil; (vi) is not against public policy (ordem pública), national sovereignty (soberania nacional) or good morals (bons costumes) of Brazil, pursuant to Article 17 of Decree-Law No. 4,657, as of September 4, 1942 (Law of Introduction to Brazilian Law); (vii) does not violate a final and unappealable decision “res judicata” issued by a Brazilian court; (viii) does not violate the jurisdiction of the Brazilian judiciary authority; and (ix) the fact that, for the enforcement in the Oriental Republic of Uruguay of any foreign judgment, the requirements set forth in Articles 537 et seq. of the Uruguayan General Procedural Code for the enforcement of foreign judgments must be complied with, and the Supreme Court of Justice of Uruguay must issue a ruling ordering the enforcement of such judgment, which must have acquired the authority of res judicata (cosa juzgada); and
(d)such other qualifications and reservations, as applicable, are included in the legal opinion of counsel to the Grantor delivered to the Royalty Holder pursuant to the terms of the Royalty Agreement.
Article 2
AMENDMENTS
2.1Amendments. This Amending Agreement shall become effective as of the date hereof. The Parties hereby agree to amend the Royalty Agreement as follows:
(a)Section 1.1 (Definitions) of the Royalty Agreement is hereby amended by adding the following defined term in the correct alphabetical order:

““Permitted Transaction” means either (i) a merger of a wholly owned subsidiary of USA Rare Earth, Inc. (“USAR”) with and into the Grantor, with the Grantor surviving as the continuing entity or (ii) a merger of the Grantor with and into a newly formed wholly owned subsidiary of USAR, with such subsidiary as the surviving entity; provided that, (x) such merger shall have become effective no later than December 31, 2026, (y) the Transfer that occurs pursuant to such merger satisfies the requirements set out in Sections 9.2(a)(ii) and 9.2(a)(v) and (z) concurrently with such merger becoming effective, OMF Fund III (F) Ltd. shall receive the Post-Option Redemption Payment (as such term is defined in the side letter dated March 5, 2026 between the Grantor and OMF Fund III (F) Ltd. (the “Side Letter”)) in an aggregate amount equal to $24,862,184, which shall be paid, pursuant to the terms of the Side Letter, in the same form and proportions of consideration payable in connection with such merger (including any portion of such consideration payable in the form of Equity Interests (as defined in the Side Letter), the value of which shall be determined in accordance with the same mechanics and valuation principles used to determine the value of such Equity Interests in connection with such merger; provided that if any portion of such consideration is in the form of Equity Interests that are not Liquid Securities (as defined in the Side Letter), then such portion of the Post-Optional Redemption Payment shall be paid in cash).”
(b)Section 9.1 (Transfer Restriction) of the Royalty Agreement is hereby amended as set forth below (new text is marked with bold underline and deleted text is marked with ~~strikethrough~~):
“Other than pursuant to a Permitted Asset Disposition or a Permitted Transaction, the grant of the royalty pursuant to the Non-Buyback Royalty Agreement, or the grant (but not the enforcement) of a Permitted Encumbrance, neither the Grantor, MineCo nor any Grantor Guarantor, nor any other direct owner of MineCo or the other Grantor Guarantors, shall sell, transfer, grant, assign, or otherwise dispose of, directly or indirectly, all, part of, or any interest or right in, MineCo, the Grantor Guarantors, or any of the Project Mineral Rights, Project Real Property, any rights in relation to Products extracted and recovered or to be extracted and recovered from the Project Property, or any assets required for continued ordinary conduct of the Mining Operations, including but not limited to infrastructure and moveable assets (a “Transfer”) to any Person or Persons (a “Transferee”) except with the prior written consent of the Royalty Holder or in accordance with Section 9.2.”
(c)Schedule J (Additional Holders) to the Royalty Agreement is hereby amended by deleting and replacing such schedule in its entirety with the schedule attached hereto as Annex A.
Article 3
REPRESENTATIONS AND WARRANTIES

3.1Representations and Warranties. Each of the Royalty Parties, hereby represents and warrants to the Royalty Holder, assuming that the amendments made to the Royalty Agreement by this Amending Agreement become effective, that:
(a)this Amending Agreement has been duly authorized, executed and delivered by each Royalty Party and constitutes a legal, valid and binding obligation of each Royalty Party, enforceable in accordance with its terms, subject to the Legal Reservations; and
(b)the representations and warranties of such Royalty Party set out in Sections 11.1 and 11.4(a) of the Amended Royalty Agreement are true and correct in all material respects as of the date hereof; and
(c)no Event of Default has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would reasonably be expected to become an Event of Default, nor will there be any such Event of Default after giving effect to the Permitted Transaction and this Amending Agreement.
Article 4
COVENANTS
4.1Covenants. On or prior to the closing of any Permitted Transaction, the Royalty Parties shall cause each Person that becomes a successor to any Royalty Party as a result of such Permitted Transaction to: (i) execute and deliver to the Royalty Holder a joinder, assumption or confirmation agreement pursuant to which such Person assumes or confirms all obligations of the applicable predecessor Royalty Party and agrees to be bound by this Agreement as if it were an original party hereto; and (ii) grant second-ranking all-asset security to the Collateral Agent for the benefit of the Royalty Holder (subject only to Permitted Encumbrances), together with such legal opinions and ancillary deliverables as may be reasonably requested in connection therewith, and register and file the same in all applicable jurisdictions, in each case in form and substance satisfactory to the Royalty Holder and its counsel, acting reasonably; provided that, any security or perfection steps that by their nature can only be completed following closing shall be completed as soon as reasonably practicable thereafter.
Article 5
GENERAL
5.1Confirmation. Except as specifically stated herein, the Royalty Agreement and the other Royalty Documents shall continue in full force and effect in accordance with the provisions thereof and the Security remains in full force and effect and the secured obligations described in the Security include all indebtedness, liabilities and Obligations arising under or in connection with the Amended Royalty Agreement, and the Encumbrances granted thereunder extend thereto. All indebtedness, liabilities and Obligations under the Royalty Agreement and the other Royalty Documents shall be continuing with only the terms thereof being modified as provided in this Amending Agreement, and this Amending Agreement shall not evidence or result in a novation of such indebtedness, liabilities or obligations or the Security.
5.2Direction. The Royalty Holder hereby confirms that it is the sole Royalty Holder and directs the Collateral Agent to execute and deliver this Amending Agreement.
5.3Interpretation. All references to “this Agreement” or the “Royalty Agreement” and all similar references in any of the other Royalty Documents shall hereafter include, mean and be a reference to the Amended Royalty Agreement without any requirement to amend such Royalty Documents. This Amending Agreement shall constitute a “Royalty Document” under, and as defined in, the Royalty Agreement.
5.4Binding Nature. This Amending Agreement shall enure to the benefit of and be binding upon the Grantor, the other Royalty Parties, the Royalty Holder and the Collateral Agent and their respective successors and permitted assigns.

5.5Severability. Any provision of this Amending Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Amending Agreement, all without affecting the remaining provisions of this Amending Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.6Conflicts. If, after the date of this Amending Agreement, any provision of this Amending Agreement is inconsistent with any provision of the Royalty Agreement, the relevant provision of this Amending Agreement shall prevail.
5.7Governing Law. This Amending Agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
5.8Further Assurances. Each Royalty Party shall do all such further acts and things and execute all such further documents as shall be reasonably required in order to properly perform and carry out the terms of this Amending Agreement.
5.9Fees and Expenses. The Royalty Parties shall pay all reasonable legal fees and disbursements incurred by the Royalty Holder and the Collateral Agent in connection with the review, negotiation and delivery of this Amending Agreement and any ancillary documents related hereto or contemplated within.
5.10Time of the Essence. Time shall be of the essence of this Amending Agreement.
5.11Counterparts. This Amending Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amending Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amending Agreement.
[signatures on the following pages]

IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement under the hands of their proper officers duly authorized in that behalf.

SERRA VERDE INTERNATIONAL TRADING COMPANY S.R.L.
By:
Name: Scott Lewis Title: Chief Financial Officer
SVRE HOLDINGS LTD.
By:
Name: Justin Stewart Machin Title: Director

SERRA VERDE PESQUISA E MINERAҪÃO LTDA.
By:	/s/ Ricardo Grossi Neves
Name: Ricardo Grossi Neves Title: President and COO
SVRE MARKETING LTD.
By:	/s/ Justin Stewart Machin
Name: Justin Stewart Machin Title: Director

Amending Agreement No. 3 – Royalty Agreement (Buyback)

SERRA VERDE MID MINING HOLDINGS LLC
By:	/s/ Scott Lewis
Name: Scott Lewis Title: Chief Financial Officer

SERRA VERDE MINING LLC
By:	/s/ Scott Lewis
Name: Scott Lewis Title: Chief Financial Officer

SV MANAGEMENT SWITZERLAND AG
By:	/s/ Thrasyvoulos Moraitis
Name: Thrasyvoulos Moraitis Title: CEO Director

SVRE UK LIMITED
By:	/s/ Justin Stewart Machin
Name: Justin Stewart Machin Title: Director

Amending Agreement No. 3 – Royalty Agreement (Buyback)

OMF FUND III (F) LTD., AS ROYALTY HOLDER
By:	/s/ Istvan Zollei
Name: Istvan Zollei Title: Authorized Signatory

TMF CANADA INC., AS COLLATERAL AGENT
By:	/s/ Michael Lichti
Name: Michael Lichti Title: Country Leader
Amending Agreement No. 3 – Royalty Agreement (Buyback)

ANNEX A
SCHEDULE J
ADDITIONAL HOLDERS

Waiver Agreement – Royalty Agreement